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                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                     Fiscal Year
                                                                ----------------------------------------------------------
                                                                1995          1994         1993         1992        1991
                                                                ----          ----         ----         ----        ----
Income from consolidated companies
   before provision for income taxes
   and cumulative effect of accounting
   change                                                       $698,543     $334,497     $153,558     $58,925     $40,355

Fixed charges:
   Interest expense                                               21,401       15,962       14,206      15,207      13,969
   Interest component of rent expense (1)                         13,103       11,070        9,021       7,197       5,968
                                                                --------     --------     --------     -------     -------
        Total fixed charges                                       34,504       27,032       23,227      22,404      19,937
                                                                --------     --------     --------     -------     -------

Earnings from consolidated companies
   before income taxes, cumulative effect
   of accounting change and fixed charges                       $733,047     $361,529     $176,785     $81,329     $60,292
                                                                ========     ========     ========     =======     =======

Ratio of earnings to fixed charges                                21.25x       13.37x        7.61x       3.63x       3.02x
                                                                ========     ========     ========     =======     =======


(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.


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